Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dated February 23, 2021, with respect to our audit of the balance sheets of Momentus, Inc. as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes to the financial statements.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Armanino LLP
San Ramon, California

October 18, 2021